PLAN AND AGREEMENT OF DISTRIBUTION


This Plan and Agreement of Distribution ("Plan") is between AXP(R) Variable Portfolio - Income Series, Inc., on behalf of its underlying series AXP(R) Variable Portfolio - Income Opportunities Fund and AXP(R) Variable Portfolio - Inflation Protected Securities Fund, a registered management investment company, (individually a "Fund" and collectively the "Funds"), and IDS Life Insurance Company ("IDS Life"). It is effective April 8, 2004.

The Plan provides that:

1. IDS Life will purchase the Funds' shares on behalf of its separate accounts and the separate accounts of its affiliated life insurance companies established for the purpose of funding variable life insurance, annuity contracts or both (collectively referred to as "Variable Contracts"). Additionally, IDS Life may offer the Funds' shares to one or more unaffiliated life insurance companies ("Unaffiliated Life Companies") for purchase on behalf of certain of their separate accounts established for the purpose of funding Variable Contracts.

2. The Funds will reimburse IDS Life up to 0.125% of its daily net assets for various costs paid and accrued in connection with the distribution of the Funds' shares and for services provided to existing and prospective Variable Contract owners. Payments under the Plan are based on budgeted expenses and shall be made within five (5) business days after the last day of each month. At the end of each calendar year, IDS Life shall furnish a declaration setting out the actual expenses it has paid and accrued. Any money that has been paid in excess of the amount of these expenses shall be returned to the Funds.

3. IDS Life represents that the money paid by the Funds will benefit the Variable Contract owners and not the separate accounts that legally own the shares and be for the following:

          (a) Printing and mailing prospectuses, Statements of Additional Information, supplements, and reports to existing and prospective Variable Contract owners;

          (b) Preparation and distribution of advertisement, sales literature, brokers' materials and promotional materials relating to the Funds;

          (c)  Presentation  of  seminars  and  sales  meetings   describing  or
               relating to the Funds;

          (d)  Training sales personnel regarding the Funds;

          (e)  Compensation of sales personnel for sale of the Funds' shares;

          (f) Compensation of sales personnel for assisting Variable Contract owners with respect to the Funds' shares;

          (g) Overhead of IDS Life and its affiliates appropriately allocated to the promotion of sale of the Funds' shares; and
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          (h)  Any  activity  primarily  intended  to  result in the sale of the
               Funds' shares, including payments to Unaffiliated Life Companies.

4. IDS Life shall provide all information relevant and necessary for the Board to make informed determinations about whether the Plan should be continued and shall:


          (a) Submit quarterly a report that sets out the expenses paid or accrued by it, the names of the Unaffiliated Life Companies to whom the Funds' shares are sold, and the payments made to each Unaffiliated Life Company that has been reimbursed;

          (b) monitor the level and quality of services provided by it and all affiliated companies and will use its best efforts to assure that in each case legitimate services are rendered in return for the reimbursement pursuant to the Plan; and

          (c) meet with the Funds' representatives, as reasonably requested, to provide additional information.

5. IDS Life represents that it and all affiliated insurance company sponsors will provide full disclosure of the Funds' 12b-1 Plan in the prospectus for any separate account investing in the Funds and will clearly communicate the combined effect of all fees and costs, including the reimbursement under the 12b-1 Plan, imposed by the separate account and the Funds in accordance with applicable laws.


6. All payments by IDS Life to Unaffiliated Life Companies shall be made pursuant to a written agreement (Related Agreement). All such written agreements will be in a form approved by a majority of the Funds' independent members of the board and the board as a whole before it shall be used. The Related Agreement shall:

          (a) Require full disclosure of the combined effect of all fees and charges in accordance with applicable laws;

          (b) provide for termination at any time without penalty as required by Rule 12b-1; and

          (c) continue so long as its continuance is done in accordance with the requirements of Rule 12b-1.

7. The Funds represent that the Plan has been approved as required by Rule 12b-1 and may continue for more than one year so long as it is continued as required by Rule 12b-1 and shall terminate automatically in the event of an assignment.


8. The Plan may not be amended to materially increase the amount of the payments without


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     the approval of the outstanding voting securities.



AXP(R) VARIABLE PORTFOLIO - INCOME SERIES, INC.
         AXP(R) Variable Portfolio - Income Opportunities  Fund
         AXP(R) Variable Portfolio - Inflation Protected Securities  Fund



/s/ Leslie L. Ogg
---------------------------
    Leslie L. Ogg
    Vice President


IDS LIFE INSURANCE COMPANY



/s/ Gumer C. Alvero
--------------------------
    Gumer C. Alvero
    Director and Executive Vice President - Annuities